EXHIBIT 99.1

CONTACT:

Investor Relations

James Winslow, Executive VP & CFO

(773) 890-1010

FOR IMMEDIATE RELEASE

HOME PRODUCTS INTERNATIONAL, INC. ANNOUNCES

RECEIPT OF OFFER TO PURCHASE ALL OUTSTANDING SHARES

Chicago, IL, February 5, 2004– Home Products International, Inc. (Nasdaq SmallCap: HOMZ) (the “Company”), a leader in the housewares industry, announced today that it has received a proposal letter to negotiate a transaction contemplating the acquisition of all of the Company’s outstanding shares for $1.50 cash per share by an entity formed by James R. Tennant, the Company’s Chairman and Chief Executive Officer. A copy of the proposal letter is available from the SEC in a filing made today by the Company.

The Company has formed a special committee of its independent directors to engage in negotiations regarding the proposed transaction with Mr. Tennant. The Special Committee has retained Katten Muchin Zavis Rosenman as counsel and the investment banking firm Mesirow Financial to assist it in assessing Mr. Tennant’s proposal. Mr. Tennant and his new entity have retained the investment banking firm Stifel Nicholas to assist them in the proposal.

The Company cautions that there cannot be any assurance that further negotiations with Mr. Tennant will result in a completed transaction, and that the terms and conditions of any such transaction may differ materially from the terms of the proposal letter.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

NOTE: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include, but are not limited to, unanticipated difficulties and costs associated with the financing of the proposed acquisition of the Company’s shares and procuring the approval of holders of the Company’s outstanding bonds, as well as risks and uncertainties associated with the Company’s operating results, prospects and valuation. For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q and other SEC filings. Copies of those filings are available at the SEC’s website www.sec.gov. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

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